Exhibit 12.4
                  TREESOURCE INDUSTRIES, INC. AND SUBSIDIARIES
                COMPUTATION OF REGISTRANT'S AVERAGE STOCKHOLDERS'
                    EQUITY (DEFICIT) TO AVERAGE TOTAL ASSETS
                          (In Thousands, Except Ratios)

                                                                YEAR ENDED APRIL 30,
                                          ---------------------------------------------------------------

                                            2001          2000          1999         1998          1997
                                        ----------    ----------    ---------    ----------    ----------
AVERAGE STOCKHOLDERS' EQUITY (DEFICIT)
  Beginning of period                   $   (6,804)   $  (7,816)    $    4,093   $    18,434   $   11,686
  End of period                            (24,870)       (6,804)      (7,816)         4,093       18,434

    Average                             $  (15,837)   $   (7,310)   $  (1,862)   $    11,264   $   15,060

                                        ==========    ==========    =========    ==========    ==========


AVERAGE TOTAL ASSETS
  Beginning of period                   $   57,363    $   54,987    $   65,311   $    86,486   $   77,396
  End of period                             35,623        57,363        54,987        65,311       86,486

    Average                             $   46,493    $   56,175    $   60,149   $    75,899   $   81,941

                                        ==========    ==========    =========    ==========    ==========

RATIO OF AVERAGE STOCKHOLDERS' EQUITY
  (DEFICIT) TO AVERAGE TOTAL ASSETS          (34.1) %      (13.0) %      (3.1) %        14.8 %       18.4 %


















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